As filed with the Securities and Exchange Commission on January 20, 1998
                                             Registration No. 333-39287
========================================================================
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                         AMENDMENT NO. 1
                               TO
                            FORM S-3

                    REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933
                         -------------------

                       The Panda Project, Inc.
------------------------------------------------------------------------
          (name of registrant as specified in its charter)

         Florida                               65-0323354
     --------------                           ------------
(State or other jurisdiction               (I.R.S. Employer
    of incorporation or                   Identification No.)
       organization)

                            901 Yamato Road
                      Boca Raton, Florida  33431
                            (561) 994-2300
                     ----------------------------
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                     ----------------------------
                            C. Daryl Hollis
         Executive Vice President and Chief Financial Officer
                        The Panda Project, Inc.
                            901 Yamato Road
                       Boca Raton, Florida  33431
                            (561) 994-2300
               ----------------------------------------
      (Name, address, including zip code, and telephone number,
              including area code, of agent for service)
                     ----------------------------
Approximate date of commencement of proposed sale to the public:
     As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

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     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

               ---------------------------------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

           SUBJECT TO COMPLETION -- DATED JANUARY 20, 1998

PROSPECTUS
                           107,020 Shares

                       THE PANDA PROJECT, INC.

                            Common Stock
                        --------------------

     All of the shares of common stock, par value $.01 per share ("Common Stock"), of The Panda Project, Inc. (the "Company") offered hereby (the "Shares") are being sold by certain securityholders of the Company (the "Selling Securityholders"). See "Selling Securityholders." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders.

     The Selling Securityholders have advised the Company that they propose to sell the Shares from time to time in the over-the-counter market, in ordinary brokerage transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Common Stock is traded on the Nasdaq National Market under the symbol "PNDA." On January 16, 1998 the last reported sale price of the Common Stock on the Nasdaq National Market was $4.1875 per share.

     The shares of Common Stock offered hereby represent approximately .85% of the total number of shares outstanding at December 31, 1997.
Sales of all or part of the Shares offered hereby could have a negative impact on the market price of the Common Stock and adversely affect the ability of the Company to raise capital through the sale of its equity securities. See "Risk Factors -- Negative Effect of Future Sales of Stock on Market Prices and Ability to Raise Capital" and "Plan of Distribution."


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     The Company will pay all the expenses, estimated to be $15,000, in connection with this offering, other than selling expenses and underwriting discounts, if applicable.
                         ----------------------
     The Common Stock offered hereby involves a high degree of
risk.  See "Risk Factors" beginning on page 8.
                         ----------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ----------------------
          The date of this Prospectus is January 20, 1998

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                         TABLE OF CONTENTS



                                                            Page
                                                            ----



    Available Information.....................................6

    Incorporation of Certain Documents by Reference...........7

    Risk Factors..............................................8

    Year 2000 Issues..........................................19

    Use of Proceeds...........................................19

    Selling Securityholders...................................19

    Plan of Distribution......................................20

    Experts...................................................21

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                         AVAILABLE INFORMATION

     The Panda Project, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the Shares (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. The Commission also makes electronic filings publicly available in the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any

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implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

     Information contained in the Company's Web site shall not be deemed to be part of this Prospectus.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1997 and the quarter ended September 30, 1997;


     (3) The Company's Current Reports on Form 8-K filed October 6, 1997 and January 14, 1998; and

     (4) The Company's Registration Statement on Form 8-A filed May 5, 1994, registering the Common Stock under Section 12(g) of the
Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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     The Company will provide without charge to each person to whom this
Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to The Panda Project, Inc., 901
Yamato Road, Boca Raton, Florida 33431, Attention: Chief Financial Officer, (561) 994-2300.

                              RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements are made only as of the date of this Prospectus. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this Prospectus.

     1. LIMITED PRODUCT DEVELOPMENT AND OPERATING HISTORY. The Company has a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business in the evolving electronics industry, which is characterized by an increasing number of market entrants and intense competition, as well as those encountered in the shift from development to commercialization of new products based on innovative technologies.

     2. LIMITED REVENUES; HISTORY OF SIGNIFICANT LOSSES; ACCUMULATED DEFICIT; ANTICIPATED FUTURE LOSSES. To date, the Company has generated limited revenues from the sale of its Archistrat Computers, from licensing fees and from the activities associated with its grant from the Defense Advanced Research Projects Agency. The Company does not anticipate deriving larger revenues from operations until such time, if ever, that greater numbers of its Archistrat Computers, semiconductor packages and connectors can be sold, as to which there can be no assurance. Further, of the $2.4 million of revenues recognized in the year ended March 31, 1997, $923,000 related to a barter transaction with a software developer wherein the Company accepted software licenses, consulting and training services, and services associated with the

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certification of one model of the Archistrat Computers to use the software developer's CAD program and porting the software onto the product, in exchange for 53 of its Archistrat Computers. Management believes the amount of revenue recognized reflects the fair value of the licenses and other services received and approximated the normal selling price of the servers. Since inception (April 8, 1992), the Company has incurred significant net losses, including losses of $1,800,340, $6,931,346, $23,894,426 and $20,874,101 during the fiscal years ended
March 31, 1994, 1995, 1996 and 1997, respectively, and $6,231,792 during the six months ended September 30, 1997, resulting in an accumulated deficit of $60,147,693 as of September 30, 1997. In addition, the Company anticipates losses to continue at least through December 31, 1997. Inasmuch as the Company expects to continue to incur operating expenses totalling approximately $1,000,000 per month related to its research and development and sales and marketing activities (including salaries of executive, technical and research and development personnel), the Company anticipates that such losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. There can be no assurance that the Company will ever be able to generate sufficient revenues to achieve profitable operations.

     3. SIGNIFICANT CAPITAL REQUIREMENTS; POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company's capital requirements in connection with its operations and development activities have been significant, and such requirements may continue to be significant if the Company receives large numbers of purchase orders for its Archistrat Computers, semiconductor packages and connectors. The Company has been dependent primarily upon the proceeds of sales of its securities to fund its activities since inception. During the period from inception through September 30, 1997, the Company raised capital of approximately $63 million (after deduction of underwriting discounts, commissions and other selling costs) through the sale of Common Stock, warrants and subordinated debentures and from the exercise of stock options and warrants. Since June 1996, the Company has entered into five agreements to license its VSPA and Compass Connector technologies and has begun to receive revenues under two of these agreements. In addition, the Company has taken actions to significantly reduce its expenses in all areas, including compensation and benefits, research and development and selling and administrative expenses.

         In December 1997 and January 1998, the Company received loans from Helix (PEI) Inc. in the aggregate amount of $2,000,000. Helix and its affiliates own approximately 12% of the Common Stock of the Company. James T.A. Wooder, a director of the Company, is a Vice President of Helix's parent, Helix Investments (Canada) Inc. Such loans are secured

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by a security interest in the Company's intellectual property and are due and payable on February 28, 1998. Failure of the Company to repay such loans when due could cause the lender to foreclose on its security interest in the Company's intellectual property which would have a material adverse effect on the Company including possibly requiring the Company to significantly curtail or cease its operations.

     In the event the Company's working capital, as augmented by proceeds from any sales revenue, prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems, or otherwise), the Company would be required to seek additional financing. Furthermore, depending upon the Company's progress in the development of its products and technology and manufacturing capabilities, acceptance of its products and technology by third parties, and the state of the capital markets, the Company may also determine that it is advisable to raise additional equity capital. In addition, in the event that the Company receives a larger than anticipated number of purchase orders for its Archistrat Computers or VSPA semiconductor package, it may require resources substantially greater than it currently has or than are otherwise available to the Company, and the Company may be required to raise additional capital or engage third parties (as to which engagement there can be no assurance) to assist the Company in meeting such orders. The Company has no current arrangements with respect to, or sources of, additional financing, and there can be no assurance that additional financing will be available to the Company when needed on commercially reasonable terms or at all. The inability of the Company to obtain additional financing when needed would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. To the extent that any future financing involves the sale of the Company's equity securities, the Company's then existing stockholders may be substantially diluted.

     4. UNCERTAINTY OF MARKET ACCEPTANCE. The products and technologies currently being sold or developed by the Company utilize newly developed designs. Although the Company believes that its existing and proposed technology and products represent significant advancements in semiconductor packaging and computer technology, demand for the Company's existing and proposed products is subject to a high degree of uncertainty, as is typical in the case of newly-developed products. Achieving marketing acceptance for the Company's technology and existing and proposed products will require substantial marketing efforts and expenditure of significant funds to educate key original equipment manufacturers ("OEMs") and value-added resellers ("VARs") and end users as to the distinctive characteristics and anticipated benefits of the Company's proposed products and technologies. Many OEMs and VARs manufacture and/or sell components and computers competitive with those

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being developed by the Company and have achieved significant market acceptance for their products. Accordingly, due to their commitment to their own products, such entities may be inhibited from doing business with the Company. In addition, many OEMs and VARs may be reluctant to use or sell the Company's products and technologies until a sufficient number of other OEMs and VARs have already committed to do so. The Company has recently hired sales and marketing personnel for its Archistrat Computers and for its VSPA semiconductor package and Compass Connector, and it has established a network of twelve independent sales organizations to supplement the Company's internal sales force. The Company's ability to generate revenue from the sale of Archistrat Computers or the licensing or sale of Archistrat Computers, VSPA semiconductor packages or Compass Connectors will be dependent upon, among other things, its ability to effectively use the internal sales force and its network of independent sales organizations to market its products. There can be no assurance that the Company's marketing efforts will be successful.

     5. UNCERTAINTY OF PRODUCT AND TECHNOLOGY DEVELOPMENT; TECHNOLOGICAL FACTORS; DEPENDENCE ON THIRD-PARTY PRODUCT DESIGN CHANGES. The Company's success will depend in part upon its products and technology meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. There can be no assurance that the Company's products and technology will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in their development or commercialization. In addition, technology as complex as that which will be incorporated into the Company's proposed products may contain errors which become apparent subsequent to widespread commercial use. Remedying such errors could delay the Company's plans and cause it to incur additional costs which would have a material adverse effect on the Company. The Company's success will also be dependent upon the Company's ability to adapt its products to be compatible with the products of third-party manufacturers of computer products. In addition, the Company will be dependent on certain potential customers redesigning or otherwise modifying their products to fully utilize the Company's proposed products and technology. Although the Company believes that potential customers will undertake such modifications to take advantage of the anticipated performance advantages of the Company's proposed products, the costs of making such adaptations could prevent them from doing so on a timely basis, or at all. The failure of the Company to adapt its products and technology to be compatible with products of third-party manufacturers or the failure of potential customers to make necessary modifications or to redesign their products to accommodate the

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Company's products could have a material adverse effect on the Company's ability to sell or license its proposed products or technology.

     6. COMPETITION; TECHNOLOGICAL OBSOLESCENCE. The markets that the Company intends to enter are characterized by intense competition. The Company's Archistrat Computers compete with computers offered by such companies as Silicon Graphics, Inc., Digital Equipment Corp., Sun Microsystems, Inc., Hewlett-Packard Co. and other smaller companies.
The Company's Technology Products compete with semiconductor packages and connectors offered by numerous manufacturers. Many of these companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing, sale and servicing of their products and technology. Certain of these competitors dominate their industries and have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for semiconductor packages, related technologies and/or computers. In addition, certain companies may be developing technologies or products of which the Company is unaware, which may be functionally similar, or superior, to some or all of the Company's products and technologies. Accordingly, the ability of the Company to compete will depend on its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner additional products and technology, to continually enhance and improve its existing and proposed products, to adapt its products to be compatible with specific products manufactured by others, and to successfully develop and market new products. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its products or technology or adapt them satisfactorily.

     7. DEPENDENCE ON MANUFACTURERS AND SUPPLIERS; LACK OF MANUFACTURING EXPERIENCE AND CAPABILITY. The Company has developed the ability to manufacture the VSPA semiconductor package in its own facility in Boca Raton, Florida. The automated machinery used in the manufacturing process has been designed and built by the Company to produce VSPA parts based on anticipated customer demand. The machines have a wide range of flexibility in terms of the pin count of the VSPA packages they will produce, and expected production capacity ranges from 235,000 parts per month to 290,000 parts per month, depending upon the pin count of the package. One automated machine has been produced and a second is nearing completion. However, no commercial scale production of the VSPA product has yet been commenced and there can be no assurance that the Company will be able to complete additional machines within a

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reasonable period of time, or be capable of producing the quantities of
VSPA that are anticipated. In the event the Company is unable to produce VSPA in high volumes within a reasonable period of time, or at all, delays in securing alternative manufacturing sources would result and would have a material adverse effect on the Company's operations.

     The Company has developed the capability to manufacture the Compass II Connector products required for its Archistrat Computers in its own facility in Boca Raton, Florida. The Company has also entered into an agreement with Sun Precision Works, Pvt. Ltd. for the production of the male connector component of the Compass II Connector. Although the Company's supply of this component is currently adequate to meet its needs, no assurance can be given that such supplier can produce such component in sufficient quantities in the future. The Company has an arrangement with LG Cable & Machinery Ltd. to supply the Compass V Connector which the Company expects to use in the next series of the Archistrat Computers. Although the Company anticipates that it will be able to obtain Compass V Connectors from LG Cable & Machinery Ltd. under this arrangement, no assurance can be given that the supply of such component will be in quantities sufficient to meet the Company's needs.

     The Company anticipates that it will be dependent on third parties for the manufacture and/or assembly of printed circuit boards, chassis and other subassemblies, as well as for the supply of various of the components, incorporated into the Archistrat Computers, and for performing the final assembly configuration, certain quality control testing and delivery of such computers. Although the Company has an arrangement with a contract manufacturer to manufacture certain subassemblies and has identified an alternative manufacturer for such components, there can be no assurance that such manufacturers will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times or at all. In addition, the failure or delay by the Company's suppliers in fulfilling its anticipated component needs would adversely affect the Company's ability to develop and market its products and technology. The Company believes that these components are available from multiple sources, and the Company anticipates that it will obtain certain of them from a single or limited number of sources of supply. In the event that certain of such suppliers are unable or unwilling to provide the Company with components to be used in the Archistrat Computers on commercially reasonable terms, or at all, delays in securing alternative sources of supply could result in a material adverse effect on the Company's operations.

     At a future date, the Company may determine that the development of manufacturing capabilities with respect to the Archistrat Computers (and/or their subassemblies or components) is necessary or appropriate.

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The establishment of manufacturing and/or assembly capabilities may result in significant expense and is subject to numerous risks, including unanticipated technological problems and delays. The failure of the Company to successfully manufacture its Archistrat Computers would have a material adverse effect on the Company.

     8. DEPENDENCE ON KEY PERSONNEL. The success of the Company will be dependent on the continued personal efforts of Stanford W. Crane, Jr., its Chairman, President and Chief Executive Officer and the principal inventor of its proprietary products and technologies, and certain other key personnel. Although Mr. Crane has entered into a five-year employment agreement with the Company, the agreement provides that he may resign by giving six months' notice at any time. The loss of his services would have a material adverse effect on the Company. The Company has obtained key-man insurance on Mr. Crane's life in the amount of $2,000,000. The success of the Company also is dependent upon its ability to hire and retain additional qualified executive, scientific, production and marketing personnel. Although the Company has been able to hire qualified personnel, there can be no assurance that the Company will be able to hire additional qualified personnel or retain such necessary personnel.

     9. PATENTS AND PROPRIETARY INFORMATION. The Company's success will depend on its ability to obtain patents, protect trade secrets, and operate without infringing on the proprietary rights of others. As of September 30, 1997, the Company had obtained eleven United States patents and an aggregate of 37 foreign patents. In addition, the Company had pending a total of 17 United States and 33 foreign patent applications. These patents and pending applications relate to VSPA, Compass PGA, the Archistrat Computers design, the use of the Compass Connector in Compass PGA and in the Archistrat Computers, and a PCB manufacturing technology known as "Well Tech PCB". The Company's foreign patent filings have been made in selected countries, including the Republic of China (Taiwan), Germany, the United Kingdom, Ireland and France. The Company will continue to file applications in certain foreign jurisdictions to secure protection in those jurisdictions in accordance with the Patent Cooperation Treaty and the Paris Convention for the Production of Industrial Property (which allows such filings to relate back to the original filing date in the United States) covering the Company's technology and proposed products. To the extent possible, the Company also intends to file patent applications with respect to products and technology that it may develop in the future.

     There can be no assurance that any of the Company's pending patent applications will ultimately result in an issued patent. Moreover, the patent laws of other countries may differ from those of the United

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States as to the patentability of the Company's products or technology, and the degree of protection afforded by foreign patents may be different from that in the United States. The failure by the Company to obtain patents for which applications are currently pending could have a material adverse effect on the Company's ability to commercialize successfully its proposed technology and products. Even if the Company is able to obtain such patents, there can be no assurance that any such patents will afford the Company commercially significant protection for its technology or products. In addition, other companies may independently develop equivalent or superior technologies or products and may obtain patent or similar rights with respect to them. Although the Company believes that its technology has been independently developed and that its technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that any of the Company's technology or products, will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have an adverse effect on the ability of the Company to do business. If the Company's technology or products were determined to infringe on the patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company. Moreover, in the event that the Company's technology or proposed products were deemed to infringe upon the rights of others, the Company would be required to obtain licenses to utilize such technology. There can be no assurance that the Company would be able to obtain such licenses in a timely manner or on acceptable terms and conditions, and the failure to do so could have a material adverse effect on the Company. If the Company were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed upon patents or rights, or could find the development, manufacture or sale of products requiring such licenses to be foreclosed. In addition, patent disputes are common in the computer industry and there can be no assurance that the Company will have the financial resources to enforce or defend a patent infringement or proprietary rights action.

     The Company relies on confidentiality and nondisclosure arrangements with its employees, consultants and others involved with the Company's product and technological development efforts. There can be no assurance that these agreements will provide meaningful protection to the Company or that other companies will not acquire information which the Company considers proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable or superior to that of the Company.

     The Company has registered the Archistrat and VSPA trademarks with the U.S. Patent and Trademark Office and has applied for appropriate trademark, copyright and other legal protection for its product names, logos and other identifications. There can be no assurance that the Company will not be precluded by others from using any of such identifications or creating proprietary rights with respect to them.

     10. DEPENDENCE ON THE CRANE-PANDA LICENSING AGREEMENT; POTENTIAL CONFLICTS OF INTEREST. Pursuant to a license agreement entered into in January 1996 between the Company and Mr. Crane (the "Crane-Panda License"), Mr. Crane has granted the Company the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of the Company's Archistrat Computers and the development and commercialization of Compass PGA. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below and supersedes an earlier license agreement between Mr. Crane and the Company relating to the Compass Connector. Under the Crane-Panda License, the Company is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Archistrat Computers or other computer system or assembly. The Company may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Archistrat Computers or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates the Company to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that the Company becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. The Company is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on the Company. Although actions of the Company with respect to the Crane Panda License must be authorized by a majority of the Company's independent directors, and the Company and Mr. Crane would be represented by separate counsel in the event of a dispute concerning the Crane Panda License, there can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to the Company. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

     In September 1992, Mr. Crane granted an exclusive license (the "3M License") to Minnesota Mining and Manufacturing Co. ("3M") to develop, manufacture, use and sell the Compass Connector other than as part of a computer system. In February 1996, Mr. Crane and 3M agreed to convert the 3M License to a nonexclusive license. The 3M License provides in certain circumstances for the payment of a royalty to Mr. Crane. As of the date of this Prospectus, Mr. Crane had received no such payments.

     11. SUBSTANTIAL CONTROL BY MANAGEMENT. As of the date of this Prospectus, officers and directors of the Company own of record and beneficially approximately 34% of the issued and outstanding shares of Common Stock and are thus able to exert substantial influence over the policies and affairs of the Company.

     12. RISKS RELATING TO POTENTIAL INTERNATIONAL OPERATIONS. Although the Company currently prices all of its international sales in U.S. dollars, future sales or licensing of its products or technologies outside the U.S. may be subject to the risks associated with fluctuations in currency exchange rates. The Company may also be subject to other risks associated with international operations, including tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies (which licenses may on occasion be delayed or difficult to obtain), unexpected changes in regulatory requirements, longer accounts receivable requirements, difficulties in managing international operations, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales or licenses and, consequently, on the Company's business and operations as a whole.

     13. REGISTRATION RIGHTS; OUTSTANDING OPTIONS AND WARRANTS. The Company has granted to Mr. Crane the right to include up to approximately 496,000 of his shares of Common Stock (which volume restrictions will be eliminated after May 16, 1999) each year in certain

Registration Statements which may be filed by the Company. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

     As of September 30, 1997, the Company has reserved 2,209,321 shares of Common Stock for issuance upon the exercise of warrants. In addition, the Company has reserved 1,012,782 shares of Common Stock for issuance to employees, officers, directors and consultants under its 1995 Employee Stock Incentive Plan, 1993 Performance Incentive Plan and Non-Employee Director Stock Option Plan. The price which the Company may receive for the Common Stock issuable upon exercise of such warrants and options will, in all likelihood, be less than the market price of the Common Stock at the time of such exercise. Consequently, for the life of such warrants and options, the holders thereof may have been given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. The exercise of all of the aforementioned securities may also adversely effect the terms under which the Company could obtain additional equity capital. Should a significant number of these securities be exercised, the resulting increase in the amount of the Common Stock in the public market may reduce the market price of the Common Stock.

     14. ANTITAKEOVER STATUTES. Florida has enacted legislation that may deter or frustrate takeovers of the Company. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, starting at 20%, will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

     15. POSSIBLE LACK OF RESOURCES OF SELLING SECURITYHOLDERS. The Selling Securityholders may be deemed to be Underwriters pursuant to the Securities Act, and in that regard may become liable to the purchasers of the Common Stock offered hereby pursuant to the terms of the Securities Act if certain provisions of the Securities Act are not complied with by them. There can be no assurance that any of the Selling Securityholders have the financial resources to discharge any such liability.

     16. GENERAL. Because of factors discussed above and other factors, past financial performance should not be considered an indicator of future performance. Investors should not use historical trends to anticipate future results and should be aware that the Company's financial condition may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the semiconductor packaging and computer industries, changes in earnings estimates and recommendations by analysts and other events.

                        YEAR 2000 ISSUES

         The Company has developed preliminary plans to address the possible exposures related to the impact on its computer systems of the Year 2000. Key financial, information and operational systems will be assessed and plans will be developed to address required systems modifications. The financial impact of making the required systems changes is not expected to be material to the Company's financial position, results of operations or cash flows.

                            USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Securityholders.


                         SELLING SECURITYHOLDERS

     All of the shares of Common Stock of the Company offered hereby are being sold by the Selling Securityholders named below. The Company will receive none of the proceeds from the sale of shares offered hereby. To the best knowledge of the Company, none of the Selling Securityholders beneficially owns 5% or more of the Company's outstanding Common Stock and none of the Selling Securityholders has held any office or maintained any material relationship with the Company or its predecessors or affiliates over the past three years.

     The following table sets forth information concerning the beneficial ownership of shares of Common Stock by the Selling Securityholders as of September 30, 1997 and the number of such shares included for sale in this Prospectus, assuming the sale of all Shares being offered by this Prospectus. The Common Stock offered hereby consists of (i) 42,667 and 27,429 shares, respectively, issuable upon the exercise of warrants (the "Warrants") granted by the Company to Dusseldorf Securities Limited and Jefferies & Company, Inc. in connection with a private placement by the Company of subordinated convertible debentures completed on April 14, 1997, and (ii) up to

36,924 shares (the "IIRG Shares") issuable to International Investor Relations Group, Inc. pursuant to a consulting agreement dated June 9, 1997 (the "Consulting Agreement"). The Warrants are exercisable during the period beginning April 14, 1997 and ending April 2, 2002 at exercise prices of $6.75 per share, in the case of the Warrant issued to Dusseldorf Securities Limited and $7.00 per share, in the case of the Warrant issued to Jefferies & Company, Inc. Of the IIRG shares, 18,462 have been issued as of the date hereof and, unless the Consulting Agreement is terminated, 9,231 shares shall be issued to IIRG on each of March 6, 1998 and June 6, 1998.

                            Shares                            Shares
                            Owned               Shares        Owned
Selling                     Prior to            Offered       After
Securityholders             Offering            Hereby        Offering
---------------             --------            -------       --------

Dusseldorf Securities
Limited                      73,585             42,667        30,918

Jefferies & Company, Inc.    24,429             24,429          --

International Investor
Relations Group, Inc.        36,924 (1)        36,924 (1)       --

 --------
 (1) Assumes issuance by the Company of all of the IIRG Shares.


                          PLAN OF DISTRIBUTION

         The Shares may be offered for sale from time to time by the Selling Securityholders to various purchasers, or they may be retained. The Selling Securityholders may elect to sell the Shares in negotiated transactions at prices and on terms related to the then-current market price or otherwise, or in market transactions, or to pledgees, donees or other transferees, in each case without the participation of underwriters, brokers or dealers. The shares may also be offered for sale and sold by any such donees, pledgees or other transferees. The Selling Securityholders or such donees, pledgees or other transferees may also from time to time offer the Shares through brokers, dealers or agents, or through underwriters, who may receive underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom they act as agent. In that event, the offers or sales may be made (i) by a block trade in which a broker or dealer, engaged for the purpose, will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) by purchases by a broker or dealer as principal and resale by such broker or dealer for its own account, (iii) by ordinary brokerage transactions or transactions in which the broker solicits purchasers, (iv) with the permission of the Company, in an underwritten transaction, or (v) otherwise. In the event that brokers or dealers are engaged by the Selling Securityholders or their donees, pledgees or other transferees, such brokers or dealers may arrange for other brokers or dealers to participate.

     Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In offering the Shares, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker- dealers may be deemed to be underwriting discounts and commissions.

     The public offering of the Shares by the Selling Securityholders will terminate on the earlier of (a) two years from the date of this Prospectus, or (b) the date on which all Shares have been sold by the Selling Securityholders.

     The Company will pay certain expenses incidental to the offering and sale of the Shares to the public estimated to be approximately $15,000. The Company will not pay for, among other expenses, selling expenses or underwriting discounts, if applicable.

                                EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of The Panda Project, Inc. for the year ended March 31, 1997 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.     Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All these expenses will be paid by the Company.

Nature of Expense
-----------------

SEC registration fee................................. $    275
Legal and accounting fees and expenses...............   10,000 *
Miscellaneous........................................    4,725 *
                                                      --------
                                               TOTAL  $ 15,000 *
                                                      ========
*  Estimated


Item 15.     Indemnification of Directors and Officers.  Florida
Business Corporation Act.

     Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action of proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person who is or was a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under
Section 607.0850(2) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.0850 of the FBCA further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided pursuant to Section 607.0850 is not exclusive; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification of advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (4) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.


Articles of Incorporation of the Registrant

     The Articles of Incorporation of the Registrant (the "Articles") provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Registrant will indemnify any person who is or was a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or serves or served any other enterprise at the request of the Registrant. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     In addition, the Articles provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the Articles do not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation under Section 607.0834 of the FBCA (which imposes liability upon directors for unlawful distributions);
(iv) a transaction from which the director derived an improper personal benefit; or (v) an act or omission occurring before the effective date of the Articles.

Indemnification

     The Registrant has entered into or intends to enter into Indemnification Agreements with its directors (collectively, the "Agreements") which provide that each director is entitled to indemnification to the fullest extent permitted by applicable law. Such indemnification will cover all expenses, liabilities, judgments (including punitive and exemplary damages), penalties, fines (including excise taxes relating to employee benefit plans and civil penalties) and amounts paid in settlement which are incurred or imposed upon the director if the director is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative or investigative (including actions by or in the right of the Registrant and any preliminary inquiry or claim by any person or authority), by reason of the fact that the director is or was a director, officer, employee or agent of the Registrant or is or was serving at the Registrant's request as a director, officer, employee or agent of another corporation (including a subsidiary), partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof (collectively, the "Covered Matters"). Pursuant to the Agreements, the directors are presumed to be entitled to indemnification irrespective of whether the Covered Matter involves allegations of intentional misconduct, alleged violations of
Section 16(b) of the Exchange Act, alleged violations of Section 10(b) of the Exchange Act (including Rule 10b-5 thereunder), breach of the director's fiduciary duties (including duties of loyalty or care) or any other claim.

     In addition to the foregoing, the Company maintains a director and officer liability insurance policy insuring directors and officers of the Registrant against certain liabilities.

Item 16.     Exhibits.

     See the Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.


Item 17.     Undertakings.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i)   To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "Securities
Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 20th day of January, 1998.

                                        THE PANDA PROJECT, INC.


                                   By:  /s/ Stanford W. Crane, Jr.
                                        --------------------------
                                        Stanford W. Crane, Jr.
                                        President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                   Date
---------                     -----                   ----

/s/ Stanford W. Crane, Jr.
----------------------    Chief Executive      ) January 20, 1998
Stanford W. Crane, Jr.    Officer, President   )
                          and Director         )
                          (Principal Executive )
                          Officer)             )
/s/ C. Daryl Hollis                            )
---------------------     Executive Vice       ) January 20, 1998
C. Daryl Hollis           President and        )
                          Chief Financial      )
                          Officer (Principal   )
                          Financial and        )
                          Accounting Officer)  )
/s/ James T.A. Wooder                          )
----------------------    Director             ) January 20, 1998
James T. A. Wooder                             )
                                               )
                                               )
/s/ Claud L. Gingrich                          )
----------------------    Director             ) January 20, 1998
Claud L. Gingrich                              )
                                               )
/s/ Rao R. Tummala                             )
----------------------    Director             ) January 20, 1998
Rao R. Tummala                                 )

                              EXHIBIT INDEX
                              -------------



Exhibit          Description of Exhibit                       Page

  3.1     --     Amended and Restated Articles of
                 Incorporation of the Company,
                 as amended +

  3.2     --     Amended and Restated By-Laws of the
                 Company +

  4.1     --     Specimen Certificate of Common Stock of
                 the Company (filed as Exhibit 4.1 to the Company's Registration Statement on
                 Form SB-2 (File No. 33-76694-A)) * +

  5.1     --     Opinion of Holland & Knight +

  23.1    --     Consent of Holland & Knight (included in
                 Exhibit 5.1) +

  23.2    --     Consent of Price Waterhouse LLP

  24.1    --     Power of Attorney +


--------------------

*   Incorporated herein by reference.
+   Previously filed.

                                                         Exhibit 23.2

           Consent of Independent Certified Public Accounts

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement of Form S-3 of our report dated May 22, 1997, except as to Note 16, which is as of June 23, 1997, appearing of page F-2 of The Panda Project Inc.'s Annual Report on Form 10-K for the year ended March 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/  PRICE WATERHOUSE LLP
     --------------------

Price Waterhouse LLP
Fort Lauderdale, Florida
January 20, 1998